Exhibit 10.31

Linzhou Zhongsheng Semiconductor Silicon Material Co., Ltd

Equity Joint Venture Contract

Chapter 1        General Provisions

This Contract is entered into by and between Linzhou Zhongsheng Steel Co., Ltd. (a company incorporated under the laws of the People’s Republic of China) and ReneSola LTD (a company incorporated under the laws of the British Virgin Islands) through friendly negotiation between both parties on the basis of the principle of mutual benefit and in accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and other relevant laws and administrative regulations. It is hereby agreed by both parties to jointly invest in establishing a Chinese-foreign joint venture company (hereinafter referred to as “JV”) in Linzhou, Henan Province, P.R. China.

Chapter 2        Parties to the JV

Article 1	Parties to this Contract

The parties to this Contract:

1.1	“Linzhou Zhongsheng Steel Co., Ltd.” (hereinafter referred to “Party A”), a legal person organized and existing under the laws of the People’s Republic of China and registered in China (Business License No.4105812000609)

Legal address: Datun Village, Chengjiao Township, Linzhou City

Legal representative: Sang Zhongsheng; nationality: China

1.2	ReneSola LTD (hereinafter referred to as “Party B”), a legal person organized and existing under the laws of the British Virgin Islands and registered in the British Virgin Islands (Business License No.1016246)

Legal address: Craigmuir Chambers Road Town, the British Virgin Islands

Legal representative: Li Xianshou; nationality: China

1.3	It is expressly stated by each party that it is the legal person legally organized under the laws of the People’s Republic of China or the British Virgin Islands and has the full corporate authority to conclude this Contract and perform its obligations hereunder.

Chapter 3        Establishment of the JV

Article 2	Pursuant to the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and other relevant laws and administrative regulations, it is agreed by both parties to establish a joint venture company in Linzhou, Henan Province, P.R. China.

Article 3	Chinese name of the JV:

English name of the JV: Linzhou Zhongsheng Semiconductor Silicon Material Co., Ltd.

Legal address: Fushuiwa, Chengjiao Township, Linzhou, Henan Province, P.R. China

Article 4	The JV is a Chinese legal person and is governed and protected by the laws, regulations and relevant rules/systems of the People’s Republic of China (hereinafter collectively referred to as “Chinese laws”) and can carry out all activities, provided that it abides by the Chinese laws.

Article 5	The form of organization of the JV is a limited liability company. The JV assumes its liability to the extent of all its assets and each party assumes its liability to the extent of its capital contribution to the registered capital of the JV. The profits of the JV will be distributed between both parties in proportion to their respective capital contributions to the registered capital of the JV.

Chapter 4        Purpose, Scope and Scale of Business

Article 6	Purpose

WHEREAS ReneSola LTD, a company organized and existing under the laws of the British Virgin Islands that has been engaged in the solar energy industry for years and owns rich resources and a big customer base, now decides to engage in production and sales of the semiconductor silicon material and related products by sincerely cooperating with Linzhou Zhongsheng Steel Co., Ltd. to further reduce the production and management costs and fully improve the profitability. The semiconductor silicon material is a high-tech project supported by the government and has a tremendous market prospect. This cooperation will bring not only economic benefits but also social benefits to Linzhou and drive the booming development of the industries in the whole region, thus enabling the economic development of Linzhou to move forward at a bigger pace.

Article 7	Scope of business of the JV: production and sales of semiconductor silicon materials and related products.

Article 8	The production scale of the JV: annual production of 300 tons semiconductor silicon materials.

Chapter 5        Total Amount of Investment and Registered Capital

Article 9	Total investment

The total amount of investment of the JV is RMB210,000,000.00 Yuan.

Article 10	Registered capital

The total registered capital of the JV is RMB210,000,000.00 Yuan, including:

RMB107,100,000.00 Yuan (accounting for 51% of the registered capital) contributed by Party A, and RMB102,900,000.00 Yuan (in cash USD converted into RMB on basis of the benchmark exchange rate published by the People’s Bank of China on the day of contribution, accounting for 49% of the registered capital) contributed by Party B.

Article 11	Capital is contributed as follows:

11.1	Party A: Party A contributes RMB107,100,000.00 Yuan in the means of machines, equipment, plants and land use rights.

11.2	Party B: Party B contributes RMB102,900,000.00 Yuan in cash USD (converted into RMB on basis of the benchmark exchange rate published by the People’s Bank of China on the day of contribution).

Article 12	The registered capital of the JV will be contributed in two installments by Party A and Party B in proportion to their respective share of registered capital in the following means: at least 20% will be contributed within three months after issuance of the business license and all the balance shall be contributed within two years.

Article 13	Loans

If the JV needs to obtain any bank loan, it can first consider obtaining the loan from any bank located in the country in which it is incorporated or raise funds through other channels. For any loan, each party hereto shall provide guarantee in proportion to its own share of the registered capital of the JV.

If the Board of Directors (hereinafter referred to as “BOD”) of the JV thinks that, in addition to the amounts of investment as specified in Article 11 for both parties and the above mentioned loans (if any), the JV needs any current fund or any other fund, both parties shall provide guarantee for the above loans in proportion to their own respective share of the registered capital of the JV.

If no money can be borrowed in the above means, the BOD will require both parties hereto to contribute additional capital in proportion to their own respective share of the registered capital of the JV. Unless otherwise expressly agreed by both parties in writing, neither party has the obligation to increase the registered capital to provide guarantee for any loan granted by any third party to the JV. However, if the business and profit conditions of the JV are good, both parties agree in principle to appropriately increase the registered capital, i.e. use the accumulated reserve funds on basis of the principle of steadily raising share capital, depending on the business and development conditions of the JV.

Article 14	Capital transfer

Without prior written consent from the other party and approval by the approving authorities, neither party hereto shall transfer to any third party all or part of its share in the JV.

If one party intends to transfer all or part of its share in the JV to any third party, the other party shall have the preemptive right to buy the share on conditions not more austere than those for transferring the share to the said third party. It is hereby stated by the other party that if it does not exercise the preemptive right to buy the share, it shall be regarded as consent to the above-mentioned transfer.

Article 15	Mortgage and guarantee

Without prior unanimous consent by all the board members, neither party shall use all or part of its share in the JV as mortgage or guarantee.

Chapter 6        Responsibilities of both Parties

Article 16	Each party shall be responsible for completing the following matters:

16.1	Responsibilities of Party A

•	Contribute its own share capital and assist in raising funds, as specified in Chapter 5 hereof;

•	Apply to relevant governmental authorities of China for approval and registration of the JV, obtain the business license, etc;

•	Apply to the land administration authority to obtain the land use right for the JV;

•	Assist the JV in organizing the design and construction of plants and other facilities of the JV;

•	Assist the JV in securing infrastructures, including water supply, power supply, traffic, etc;

•	Assist the JV in applying for all available tariff and tax deductions and exemptions and other interests or preferential treatments;

•	Assist the JV in recruiting Chinese managers, technicians, workshop operators and other needed personnel;

•	Assist foreign workers in handling the entry visas, work permits, travel formalities, etc;

•	Handle other matters entrusted by the JV.

16.2	Responsibilities of Party B

•	Contribute its own share capital and assist in raising funds, as specified in Chapter 5 hereof;

•	Handle other matters entrusted by the JV.

Chapter 7        Technology Transfer

Article 17	This Contract does not involve technology license or introduction.

Chapter 8        Products Sales

Article 18	The products of the JV will be marketed and sold in the domestic markets of China.

Article 19	Party B will be responsible for the sales of 90% of the JV’s products.

Chapter 9        Board of Directors and Board of Supervisors

Article 20	The Board of Directors (BOD) must be established on the day when the JV is registered.

Article 21	The BOD will consist of five members, including three appointed by Party A and two appointed by Party B. The board Chairman will be appointed by Party A. The service term of each board member is 4 years and can be renewed after the appointing party renews the appointment, as is the case for the board Chairman.

Article 22	The BOD is the supreme organ of the JV and decides all major issues of the JV:

1.	Revise the Articles of Association of the JV;

2.	Suspend or dissolve the JV;

3.	Merge the JV with any other economic organization;

4.	Increase or decrease the registered capital of the JV;

Article 23	Any resolution of the BOD shall be voted and passed by 4/5 of all the board members. However, any of the issues listed in Article 22 herein shall be unanimously passed by all the members.

Article 24	The board Chairman is the legal representative of the JV. If the board Chairman cannot perform his/her job responsibilities, he/she shall in writing authorize any other director to act for and on behalf of himself/herself.

Article 25	The board meeting will be held at least once every year. It will be convened and held by the board Chairman. A the proposal by at least one third of all the board members, the board Chairman can convene a temporary board meeting whose minutes shall be filed by the JV.

If any board member cannot attend the board meeting, he/she shall in writing appoint an agent to attend the meeting and exercise the voting right. If the board member can neither attend the meeting nor appoint another person to attend the meeting, he/she shall be regarded as having waiving the voting right.

Article 26	The JV will have one supervisor who will be appointed by Party A and perform his/her responsibilities as stipulated in the Company Law of the People’s Republic of China.

Chapter 10        Operation Management Organization

Article 27	The JV will establish an operation management organization that is responsible for the day-to-day operational management of the JV. This organization will have one General Manager who will be appointed by Party A and one Deputy General Manager who will be appointed by Party B. Both the General Manager and the Deputy General Manager will be hired by BOD and serve for a term of 3 years.

Article 28	The responsibility of the General Manager is to execute BOD resolutions, organize and lead the day-to-day operational management of the JV with assistance from the Deputy General Manager.

Article 29	If either the General Manager or the Deputy General Manager malpractices or seriously breaches his/her job responsibilities/duties, he/she will be replaced at any time through a BOD resolution.

Chapter 11        Purchase of Equipment and Materials

Article 30	The JV is exclusively entitled to purchase the relevant equipment, instruments and other materials needed by the JV for production.

Article 31	Under the same conditions, the raw materials, fuels, parts and components, transportation vehicles, etc needed by the JV shall be sourced in China first.

Chapter 12        Labor Management

Article 32	For such matters regarding the JV employees, e.g. recruitment, punishment, dismissal, contract terms, salaries, labor insurance, welfares, etc, the BOD will work out a scheme on basis of the Labor Law of the People’s Republic of China. The JV and the labor union of the JV will organize employees to sign collective or individual labor contacts which will be submitted to the local labor administration for filing.

Chapter 13        Labor Union

Article 33	The responsibilities of the labor union are to:

•	Protect the legal democratic rights and material interests of employees;

•	Assist the JV in arranging and reasonably using the welfare fund;

•	Participate in mediating the disputes, etc between employees and the JV.

Article 34	The representatives of the labor union shall have the right to negotiate with the operational management organ of the JV such matters as rewards, punishments, dismissal, salaries, welfares, labor protection, labor insurance, etc.

Article 35	Pursuant to the relevant provisions of Chinese laws, each month the JV shall withhold the labor union expense in an amount equal to 2% of the total amount of employee salaries for the same month.

Chapter 14        Taxation, Accounting and Auditing

Article 36	The JV shall pay taxes as per relevant provisions of Chinese laws.

Article 37	The employees of the JV shall pay the individual income taxes pursuant to the Individual Income Tax Law of the People’s Republic of China.

Article 38	The JV shall withhold the reserve fund, the corporate expansion fund and the employee welfare fund as per the relevant provisions of Chinese laws. The ratios for these funds to be withheld each year will be discussed and determined by BOD on basis of the operational conditions of the JV.

Article 39

The accounting year of the JV is the same as the calendar year, beginning on January 1st of each year and ending on December 31st of the same year. All vouchers, bills, statements and books shall be written in Chinese.

Article 40	The account books of the JV shall be audited by an accounting firm registered in the People’s Republic of China and the JV will bear the auditing fee. Either party hereto shall have the right to appoint at is own expense an auditor or auditors to audit the account books of the JV.

Article 41	Within the first three months of each accounting year, the preparation of the balance sheet, the profit and loss statement and the profit distribution program for the previous year will be completed under the organization by the General Manager and then be submitted to the board meeting for examination.

Chapter 15        Insurance

Article 42	The insurance types, insured values, insurance terms, etc will be determined by the BOD and the JV will bear the incurred insurance premiums.

Chapter 16        Duration and Normal Termination of the JV

Article 43	The duration of the JV is 30 years, beginning on the day when the business license is issued. At the proposal by one party and if a resolution is unanimously passed at the board meeting, an application can be submitted to the original approving authority for extending the duration of the JV at least 6 months before expiration.

Article 44	When the duration of the JV expires or when the JV is terminated earlier, liquidation shall be done in compliance with the relevant provisions of applicable Chinese laws and the Articles of Association of the JV.

Chapter 17        Revision, Modification and Termination

Article 45	No revision of this Contract and attachments hereto shall be valid except with a written instrument signed by both parties and the approved by the original approving authority.

Article 46	If this Contract cannot be performed as a result of any force majeure event or if JV cannot continue operation due to financial losses in consecutive years, this Contract can be terminated earlier if so resolved by the BOD unanimously and approved by the original approving authority.

Article 47	If one party fails to perform its obligations hereunder or materially breaches the provisions in this Contract and/or the Articles of Association, this party shall be regarded as unilaterally terminating this Contract and the other party shall have the right to claim damages from the breaching party and to request the original approving authority to terminate this Contract as per relevant provisions herein.

Chapter 18        Liabilities for Breach of Contract

Article 48	If either party fails to pay in time its proportion of the registered capital as specified in Articles 11 & 12 herein, it shall pay 1% of the unpaid amount as the default penalty for each month of delay. If this party fails to pay its proportion of the registered capital within 3 months after the due time, the breaching party shall pay 3% of the unpaid amount as the default penalty and the non-breaching party shall have the right to terminate this Contract as per the provisions of Article 46 herein and request the breaching party to compensate the resulting losses.

Article 49	When one party breaches this Contract, making it impossible to perform part or all of this Contract and the attachments hereto, the breaching party shall bear the liabilities for breach of contract; if both parties is responsible for the breach, each party shall be responsible for bearing its own liabilities, depending on actual circumstances.

Chapter 19        Force Majeure

Article 50

If the performance of this Contract is affected or if this Contract cannot be performed as per the conditions agreed herein due to any earthquake, typhoon, flood, fire disaster, war or any other force majeure event that is unpredictable or whose consequences cannot be prevented or avoided, the party affected by the above force majeure event shall immediately notify the other party by means of a telegraph and, within 15 days, provide a valid document containing the details of the said force majeure event and the reason or reasons why this Contract cannot be performed in whole or in part or why the performance of this Contract needs to be postponed. This document shall be issued by a notary public office at the place where the force majeure event occurs. Both parties shall negotiate whether or not to dissolve this Contract or partly exempt the affected party from its responsibilities for performing this Contract or postpone the performance hereof, depending on the impact of the force majeure event on the performance hereof.

Chapter 20        Applicable Laws

Article 51	The formation, validity, interpretation and performance of this Contract will be governed by the laws of the People’s Republic of China. If Chinese laws are silent,, reference shall be made to relevant international practices.

Chapter 21        Settlement of Disputes

Article 52	Any dispute arising from the performance of or in relation to this Contract shall be settled by both parties through friendly negotiations. In case no settlement can be reached, either party can submit it to China International Economic and Trade Arbitration Commission Beijing Sub-commission for arbitration. In such case, the arbitral award shall be final and binding on both parties.

Article 53	During the process of arbitration, both parties shall continue the performance of this Contract, except for the part involved in the dispute.

Chapter 22        Language

Article 54	This Contract shall be written in Chinese.

Chapter 23        Effectiveness and Miscellaneous

Article 55	This Contract and the attachments hereto will become effective on the day approved by the approving authority of the People’s Republic of China.

Article 56	If a notice sent by one party via telegraph, telex, etc to the other party involves the rights and/or obligations of either party, such a notice shall be followed by a written letter. The legal addresses of both parties as listed in this Contract are their mailing addresses.

Article 57	This Contract is executed by both parties in Linzhou, Henan Province on August 3, 2007.

Party A: Linzhou Zhongsheng Steel Co., Ltd

Signature (Seal): /s/ Sang Zhongsheng

Date: August 3, 2007

Party B: British Virgin Islands ReneSola LTD

Signature (Seal): /s/ Fu Feng

Date: August 3, 2007